UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2007

Commission File Number	Registrant, State of Incorporation Address and Telephone Number	I.R.S. Employer Identification No.

001-33279	NTR ACQUISITION CO. (Incorporated in Delaware) 100 Mill Plain Road, Suite 320 Danbury, CT 06811 Phone: (203) 546-3437	13-4335685

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On November 2, 2007, NTR Acquisition Co. (“NTR”) entered into a share purchase agreement (the “Purchase Agreement”) to acquire, directly or indirectly (the “Acquisition”), 100% of the outstanding shares of Kern Oil & Refining Co., a California oil refining and marketing company (“Kern”), from Casey Co., a privately held California company, for a base purchase price of $286.5 million in cash, subject to adjustment to reflect the amount of Kern’s working capital and the value of its inventory at the time of closing.

A portion of the purchase price will be funded with cash currently being held in the trust established by NTR in connection with its initial public offering (“IPO”), and the balance of the purchase price will be funded from the proceeds of a private placement financing that is expected to be completed simultaneously with closing of the Acquisition, as detailed under Item 3.02 of this Current Report on Form 8-K.

The base purchase price is subject to possible adjustment at closing based on estimates to be made by Casey in advance of each of Kern’s working capital and inventory value, with the base price to be adjusted upwards or downwards in each case by an amount equal to the difference between Casey’s estimate and an agreed-upon baseline amount. The purchase price will be subject to further adjustment post-closing if statements Kern will prepare promptly thereafter of working capital and inventory differ from Casey’s estimates, with any deficit to be reimbursed by Casey to NTR. For these purposes, “inventory” refers to crude exchange balances due to Kern and crude oil, feedstocks, intermediate petroleum products and blend components, finished petroleum products, parts and supplies inventory, chemicals and additives held in stock by Kern or to which Kern has title.

Three percent (3%) of the purchase price payable at closing will be held in a third-party escrow account, with the funds available to satisfy indemnity claims made by NTR against Casey under the Purchase Agreement. Subject to the maximum cap on indemnity payments by Casey to NTR described below, Casey shall be directly responsible for losses incurred by NTR and covered by the indemnification provisions of the Purchase Agreement. The balance of any amounts remaining in escrow against which no claims have been made shall be released to Casey 18 months following the closing.

The base purchase price is payable at closing, except that $1.5 million was paid into escrow upon execution of the Purchase Agreement. This amount will either be released to Casey if the Acquisition does not close because NTR fails to obtain approval from holders of its public shares in the manner described below, or applied upon closing to the amount of the indemnity escrow.

The Purchase Agreement contains customary representations and warranties made to each other by Casey, for itself and Kern, on the one hand, and NTR, on the other.

The representations and warranties of each party set forth in the Purchase Agreement have been made solely for the benefit of the other party to the Purchase Agreement. In addition, these representations and warranties have been qualified by disclosures made to the other party and speak only as of the date of the Purchase Agreement or such other date as is specified therein. Certain of the contractual representations made by the parties are subject to a standard of materiality that may be different from what investors or security holders view as material to their interests. Representations may be used as a tool to allocate risks between the parties to the Purchase Agreement, including where the parties do not have complete knowledge of all of the facts. Holders of NTR’s securities are not third-party beneficiaries under the Purchase Agreement and should not rely on the representations and covenants in the Purchase Agreement or any descriptions thereof as characterizations of the actual state of facts or condition of the parties, Kern or any of their respective affiliates.

Each party to the Purchase Agreement has made customary covenants, including among other things covenants by Casey to, and to cause Kern to, continue to conduct Kern’s business in the ordinary course and not take specified actions prior to closing, and not to, and to cause Kern not to, solicit or pursue competing acquisition proposals from any other person. NTR has covenanted, among other things, to file a proxy statement with the U.S. Securities and Exchange Commission (“SEC”) to seek the required shareholder approval for the Acquisition.

The obligations of NTR and Casey to complete the Acquisition are subject to the satisfaction or waiver by the other at or prior to the closing date of various customary conditions, including the receipt of all required regulatory approvals and consents. NTR’s obligation to close the Acquisition is also subject to its obtaining the affirmative vote of the holders of a majority of the shares of its common stock issued in its IPO, or its “public shares,” voted on the matter. Additionally, NTR may not consummate the Acquisition if holders owning 20% or more of the public shares both vote against the Acquisition and exercise their right to convert their public shares into a pro-rata portion of the funds held in trust by NTR for the benefit of the holders of the public shares. Holders voting against the Acquisition and exercising their conversion rights will be entitled to convert their shares only if the Acquisition is approved and consummated. If the Acquisition is not completed for any reason, these holders will not be entitled to convert their shares.

The Purchase Agreement may be terminated and the Acquisition abandoned by mutual written agreement of NTR and Casey, or for other customary reasons, including the failure of any condition to closing of either party that has not been waived, or if the closing shall not have occurred on or before the 45th day after NTR’s shareholder vote. Casey will be entitled to receive the $1.5 million deposited on signing into an escrow account if NTR terminates the Purchase Agreement because its shareholders fail to approve the Acquisition.

Casey and NTR have each agreed to indemnify the other from losses incurred as a result of any breach by the other party of any representation, warranty, covenant, obligation or agreement made in the Purchase Agreement, provided that Casey will have no obligation to indemnify NTR unless and until the aggregate amount of losses incurred by NTR equals one percent of the purchase price payable upon closing. In addition, Casey’s maximum aggregate liability is capped at 10% of the closing purchase price. NTR will have recourse to the escrow account described above for indemnifiable losses of up to three percent of the closing purchase price for a period of 18 months following the closing.

Cautionary Statement

The foregoing summary of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by the full text of the Purchase Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

The Purchase Agreement has been included to provide investors and shareholders with information regarding its terms. The Purchase Agreement is a contractual document establishing and governing the legal relations between the parties regarding the Acquisition, and is not intended to be a source of factual, business or operational information about the parties or Kern.

Item 3.02  Unregistered Sales of Equity Securities.

On November 2, 2007, NTR and Occidental Petroleum Investment Co. (“Occidental”), a California corporation wholly owned by Occidental Petroleum Corporation, entered into a Series A Senior Convertible Preferred Stock Purchase Agreement (the “Convertible Stock Purchase Agreement”) attached as Exhibit 10.2 hereto, under which Occidental will purchase, upon closing of the Acquisition, shares of new Series A Convertible Preferred Stock, par value $0.0001 per share (the “Convertible Stock”), to be issued to it by NTR for aggregate consideration of $35 million, plus the amount of any advances to NTR up to $3 million (an “Advance”) together with any accrued interest thereon. Any Advances to NTR will be made to fund operating expenses and expenses related to the Acquisition prior to closing. NTR has issued a promissory note to Occidental for the full amount of any Advances, plus interest to accrue at an annual rate of 9%, payable quarterly. The note will mature on the earlier of (i) November 1, 2008, and (ii) closing of the sale to Occidental of the Convertible Stock. Occidental has waived any claims against amounts in the trust held for the benefit of NTR’s public shareholders.

If NTR does not close the Acquisition but does consummate a replacement transaction, Occidental will have the option to purchase up to 3% of the capital stock of the surviving entity of the replacement transaction in consideration for any Advances.

The Convertible Stock is subject to mandatory redemption by NTR on the fifth anniversary of the date of its first issuance (the “redemption date”) at a price per share equal to $1,000 (as adjusted for any stock dividends, combinations or splits) plus all declared or accumulated but unpaid dividends. Each share of Convertible Stock will be convertible at the option of the holder on or prior to the fifth day prior to the redemption date, into a number of shares of NTR common stock equal to $1,000 divided by the conversion price. The conversion price will be the lower of (i) the closing price per share of NTR’s common stock on the day that immediately preceded the closing date of the Acquisition (or a replacement transaction) and (ii) the average of the closing price for each of the thirty (30) trading days immediately preceding the date on which NTR announced any such transaction, subject to adjustments for certain dilutive events, stock combinations and stock reclassifications and reorganizations. The Convertible Stock is also subject to forced conversion at the option of NTR at the conversion price at any time after the mean closing price for NTR common stock on the American Stock Exchange for any thirty (30) consecutive trading days has exceeded 200% of the conversion price for the Convertible Stock.

The Convertible Stock Purchase Agreement contemplates that NTR, Occidental, and NTR’s founding shareholders will enter into a Shareholders’ Rights Agreement substantially in the form attached hereto (the “Shareholders’ Agreement”) under which, among other things, NTR will grant Occidental certain rights, including (i) a right of first refusal in future equity offerings by NTR, subject to certain customary exceptions; (ii) for two years after closing of the Acquisition, the right to exchange the Convertible Stock into debt of NTR in connection with specified types of debt issuances; and (iii) approval rights over specified corporate actions by NTR that would affect the rights of the holders of the Convertible Stock. The Shareholders Agreement will impose certain restrictions on Occidental’s ability to transfer the Convertible Stock, including a prohibition on transfer without NTR’s consent for six months after closing of the Acquisition.

NTR and Occidental also intend to enter into a Registration Rights Agreement, substantially in the form attached hereto, granting Occidental certain rights to register the resale of any Convertible Stock they receive, as well as any shares of common stock into which it is converted.

The foregoing summaries of the terms of each of the Series A Convertible Preferred Stock, the promissory note, the Convertible Stock Purchase Agreement and the forms of Shareholders’ Agreement and Registration Rights Agreement do not purport to be complete and are qualified in their entirety by the full text of the relevant document (or the form thereof) attached as Exhibit 4.1, 4.2, 10.2, 10.3 and 10.4 hereto, respectively, each of which is incorporated herein by reference.

Item 7.01  Regulation FD Disclosure.

NTR is furnishing the following information for purposes of Regulation FD.

Kern

Kern is an independent petroleum refining and marketing company. Its refinery facility is located in Bakersfield, California, and has a rated crude oil processing capacity of approximately 27,000 barrels per stream day. Kern’s primary refined products include California-approved diesel fuel and gasoline, atmospheric gas oil, fuel oil, and aliphatic solvents, which it markets mainly in California and neighboring states. Kern processes primarily San Joaquin Valley and Kern County, California, crude oils. Kern employs approximately 110 people, and has a senior management team with an average of 30 years of industry experience.

Kern has strong customer relationships with a broad customer base consisting of major integrated oil companies, West Coast refining and marketing companies, and large regional wholesale and retail fuel distributors, selling most of its products under contract to well recognized customers. Kern is one of the only two producers between Los Angeles and the San Francisco Bay Area that makes reformulated gasoline and ultra-low sulfur diesel compliant with California emissions regulations, giving it a geographic competitive advantage.

Kern’s refinery and storage facilities are located on approximately 200 acres of owned property in an agricultural area, giving it ample room to expand. Kern also owns additional land around the refinery, including approximately 150 acres currently in agricultural use.

Investor Presentation

In connection with NTR’s entry into the Purchase Agreement, NTR will be making to investors and other third parties a presentation of certain information relating to the proposed Acquisition, a copy of which is being furnished as Exhibit 99.2 hereto.

Item 8.01 Other Events.

Press Release

On November 5, 2007, NTR issued a press release announcing the execution of the Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Kern Financial Information

Certain financial information and data of Kern contained in the exhibits to this Form 8-K is unaudited and was prepared by Kern as a private company, and may not conform to SEC regulation S-X. Accordingly, such information and data may be adjusted and presented differently in NTR’s proxy statement to solicit stockholder approval of the proposed Acquisition.

Where You Can Find Additional Information

NTR intends to file with the U.S. Securities and Exchange Commission (the “SEC”) a preliminary proxy statement (and any amendments thereto) and to mail a definitive proxy statement and other relevant documents (collectively referred to as the “proxy statement”) to NTR shareholders in connection with NTR’s solicitation of proxies to approve the Acquisition and related matters. NTR shareholders are advised to read, when available, NTR’s proxy statement, which will contain important information about Kern, NTR and the Acquisition. The definitive proxy statement will be mailed to shareholders as of a record date to be established for voting on the proposed Acquisition. Once available, shareholders will be able to obtain a copy of any proxy statement without charge at the SEC’s internet site at www.sec.gov, or by directing a request to: NTR Acquisition Co., 100 Mill Plain Road, Suite 320, Danbury, CT 06811.

NTR and its directors and officers may be deemed participants in the solicitation of proxies from NTR’s shareholders. A list of the names of those directors and officers and descriptions of their interests in NTR is contained in the prospectus for NTR’s initial public offering dated January 30, 2007, which is filed with the SEC, and will also be contained in NTR’s proxy statement when it becomes available. NTR’s shareholders may obtain additional information about the interests of its directors and officers in the Acquisition by reading NTR’s proxy statement when it becomes available.

Certain Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements. Statements that are not historical facts, including statements about beliefs and expectations, are forward-looking statements. Although NTR believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or non-occurrence of future events. Among the many factors that could cause actual results to differ from forward-looking statements contained herein and in the exhibits hereto include: economic, business and political conditions in the United States and abroad; fluctuations in oil and gas prices; the availability of and ability to access crude oil supply; changes in demand; costs and results of future capital improvements; changes in applicable laws and regulations; the ability to obtain required approvals from NTR’s shareholders or regulatory approvals for the acquisition; risks that closing of the transaction is substantially delayed or does not occur at all; risks that Kern’s business will not be integrated successfully with NTR’s; and other risk factors set forth from time to time in NTR’s filings with the SEC. The inclusion of any forward-looking statement herein should not be regarded as a representation by NTR that NTR’s objectives will be achieved. NTR undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

4.1	Certificate of Designations, Preferences and Rights of Series A Senior Convertible Preferred Stock of NTR Acquisition Co.
4.2	Promissory Note dated November 2, 2007
10.1	Stock Purchase Agreement between Casey Co. and NTR Acquisition Co. dated as of November 2, 2007
10.2	Series A Senior Convertible Preferred Stock Purchase Agreement dated November 2, 2007, between NTR Acquisition Co. and Occidental Petroleum Investment Co.
10.3	Form of Shareholders Rights Agreement by and among NTR Acquisition Co., NTR Partners LLC, Occidental Petroleum Investment Co. and the Additional Holders
10.4	Form of Registration Rights Agreement between NTR Acquisition Co. and Occidental Petroleum Investment Co.
99.1	Press release of NTR Acquisition Co. dated November 5, 2007,
99.2	Form of Investor Presentation

Note:	Certain exhibits and schedules have been omitted. The Company agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NTR ACQUISITION CO.

Dated: November 5, 2007	By:	/s/ Mario E. Rodriguez
Mario E. Rodriguez Chief Executive Officer